FOR IMMEDIATE RELEASE
CONTACT:  Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR SECOND QUARTER

Waldorf, Maryland, July 20, 2010 -- Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), today reported earnings for the three and six months ended June 30, 2010.  Consolidated net income available to common shareholders for the quarter ended June 30, 2010 increased $513,870, or 165.51%, to $824,352 or $0.27 per common share (fully diluted) based on 3,001,742 diluted weighted average common shares outstanding compared to $310,482 or $0.10 per common share (fully diluted) based on 2,985,767 diluted weighted average common shares outstanding for the quarter ended June 30, 2009.

Consolidated net income available to common shareholders for the six months ended June 30, 2010 increased $1,108,454, or 127.62%, to $1,977,043 or $0.66 per common share (fully diluted) based on 2,999,233 diluted weighted average common shares outstanding compared to $868,589 or $0.29 per common share (fully diluted) based on 2,989,062 diluted weighted average common shares outstanding for the six months ended June 30, 2009.

“Earnings during the first half of 2010 increased by $0.37 per share over the comparable period in 2009 and reflect our focus to return the Company to its recent performance trends. We are proud of being the community banking leader in Southern Maryland and believe that we will continue our role as an economic engine for the local marketplace,” said Michael Middleton, Tri-County Financial Corporation Chairman, President and CEO. “Our success in the current year is attributable to an increase in net interest income, growth in the loan portfolio, control of funding costs and the prudent management of our nonperforming loans. The Southern Maryland market has been resilient through this crisis and is enabling us to maintain flexibility in our loan workouts and foreclosures.”

TRI-COUNTY FINANCIAL CORPORATION
	Six Months Ended
	June 30, 2010	June 30, 2009	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$19,856,619	$18,553,441	$1,303,178	7.02%
Interest expense	6,808,757	8,440,102	(1,631,345)	(19.33%)
Net interest income	13,047,862	10,113,339	2,934,523	29.02%
Provision for loan losses	1,662,804	1,462,373	200,431	13.71%
Noninterest income	1,505,569	1,368,228	137,341	10.04%
Noninterest expense	9,138,042	8,092,835	1,045,207	12.92%
Net income	2,400,508	1,292,054	1,108,454	85.79%
Net income available to common shareholders	$1,977,043	$868,589	1,108,454	127.62%
Return on average assets	0.59%	0.35%
Return on average equity	6.89%	3.78%
Net interest margin	3.41%	2.90%
Share Data:
Basic net income per common share	$0.66	$0.29
Diluted net income per common share	$0.66	$0.29
Weighted average common shares outstanding:
Basic	2,981,616	2,954,779
Diluted	2,999,233	2,989,062

The increase in net income for the six months ended June 30, 2010 was primarily due to an increase in net interest income from the comparable period in 2009. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest-rate environment over the last year. The growth of the loan portfolio by 14.92% since the beginning of 2009 has resulted in an increase in interest income, while the Company has limited the effect of the lower interest rate environment on loan rates through pricing. The Company’s interest rate margin increased to 3.41% for the six months ended June 30, 2010 from 2.90% for the six months ended June 30, 2009.

For the six months ended June 30, 2010 the provision for loan losses increased as a result of an increase in net charge-offs. Net charge-offs increased $1,015,853 up from $226,998 for the six months ended June 30, 2009 to $1,242,851 for the six months ended June 30, 2010. The Company’s allowance for loan losses increased from 1.08% of loan balances at June 30, 2009 to 1.25% of loan balances at June 30, 2010.

Noninterest income increased primarily due to a prior year investment security impairment charge taken of $118,744 for the six months ended June 30, 2009 compared to no impairment charges for the six months ended June 30, 2010. Increases in service charge revenue due to the increased size and number of deposits have been offset by a reduction in loan fees due to the slower growth of the loan portfolio in 2010. The increase in noninterest expense was principally due to increases in staffing to support the Bank’s balance sheet growth and $325,000 in expenses related to foreclosed real estate not incurred in the comparable period of 2009. The remaining variance is mostly the result of increasing costs for FDIC insurance and professional fees.

TRI-COUNTY FINANCIAL CORPORATION
	Three Months Ended
	June 30, 2010	June 30, 2009	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$9,893,082	$9,350,365	$542,717	5.80%
Interest expense	3,329,856	4,180,031	(850,175)	(20.34%)
Net interest income	6,563,226	5,170,334	1,392,892	26.94%
Provision for loan losses	804,430	929,488	(125,058)	(13.45%)
Noninterest income	744,344	781,771	(37,427)	(4.79%)
Noninterest expense	4,899,633	4,278,673	620,960	14.51%
Net income	1,036,084	522,214	513,870	98.40%
Net income available to common shareholders	$824,352	$310,482	513,870	165.51%
Share Data:
Basic net income per common share	$0.28	$0.10
Diluted net income per common share	$0.27	$0.10
Weighted average common shares outstanding:
Basic	2,984,808	2,958,397
Diluted	3,001,742	2,985,767

The increase in net income for the quarter ended June 30, 2010 was primarily due to an increase in net interest income from the comparable period in 2009. The growth in the loan portfolio and the decrease in the Company’s cost of funds continue to be the key drivers of positive growth in the second quarter of 2010. The year-to-date average cost of the Company’s interest bearing liabilities has decreased six basis points from the first quarter of 2010 to 2.0% and is 74 basis points lower than the comparable period in the prior year.  For the quarter ended June 30, 2010, noninterest expense increased primarily due to increases in staffing and expenses related to foreclosed real estate noted above.

TRI-COUNTY FINANCIAL CORPORATION
	As of June 30, 2010	As of December 31, 2009	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$841,551,598	$815,042,534	$26,509,064	3.25%
Securities	146,069,760	144,213,912	1,855,848	1.29%
Loans receivable, net	623,980,878	616,592,976	7,387,902	1.20%
Foreclosed real estate	10,876,740	922,934	9,953,806	1078.50%
Total liabilities	772,278,279	746,852,685	25,425,594	3.40%
Total deposits	683,678,708	640,418,789	43,259,919	6.75%
Short-term borrowings	141,317	13,080,530	(12,939,213)	(98.92%)
Long-term debt	70,647,065	75,669,630	(5,022,565)	(6.64%)
Junior subordinated debentures	12,000,000	12,000,000	-	0.00%
Preferred stock	16,317,000	16,317,000	-	0.00%
Total stockholders’ equity	$69,273,319	$68,189,849	$1,083,470	1.59%
Book value per common share	$17.73	$17.43
Common shares outstanding	2,986,279	2,976,046
Tier 1 capital to average assets	9.79%	10.03%
Total capital to risk-weighted assets	13.19%	13.46%
Allowance for loan losses to total loans	1.25%	1.20%
Nonperforming loans to total loans	1.90%	3.09%
Allowance for loan losses to nonperforming loans	65.64%	38.74%
Nonperforming assets to total assets	2.72%	2.48%

New loan volume has slowed during 2010 and net loan growth was impacted by the increase in foreclosed assets. Nonperforming loans as a percentage of total loans amounted to 1.90% at June 30, 2010 compared to 3.09% at December 31, 2009. Nonperforming loans have decreased from $19,287,483 at December 31, 2009 to $12,029,983 at June 30, 2010 as loans were worked out or placed into foreclosure. The Company had 26 nonperforming loans at June 30, 2010 of which 60% of nonperforming loan balances were concentrated with three customers. Foreclosed real estate has grown as the Bank continues to collect on and resolve problem loans. The increase in foreclosed real estate represents two commercial properties that were recorded at fair value upon transfer of the loans to foreclosed assets. Non-brokered deposits total $652,735,324 or 95.47% of total deposits at June 30, 2010. Long-term debt and short-term borrowings decreased as retail deposits replaced debt.

The change in stockholders’ equity is primarily due to net income of $2,400,508 offset by the payment of preferred stock dividends of $423,466 and common stock dividends of $1,196,188. Common stockholders' equity of $52,956,319 resulted in a book value of $17.73 per common share at June 30, 2010, an increase of $0.30 per share from December 31, 2010. The Company remains well-capitalized at June 30, 2010 with a Tier 1 capital to average asset ratio of 9.79%. The Company's returns on average assets and equity for the six months ended June 30, 2010 were 0.59% and 6.89%, respectively, compared to 0.35% and 3.78%, respectively, for the same period in 2009.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of June 30, 2010. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2009. The results of operations for the three and six months ended June 30, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.